Securities Exchange Act of 1934 -- Form 8-K



                     SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                                 FORM 8-K




PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                              Date of Report :
                              February 3, 2000
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                      CBL & ASSOCIATES PROPERTIES, INC.
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           (Exact name of registrant as specified in its charter)


      Delaware                   1-12494                  62-1545718
---------------------     ---------------------     ---------------------
   (State or other           (Commission                (IRS Employer
   jurisdiction of           File Number)               Identification
   incorporation)                                       Number)


     One Park Place, 6148 Lee Highway, Chattanooga, Tennessee 37421
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                (Address of principal executive offices)


            Registrant's telephone number, including area code:
                              (423) 855-0001
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                              Page 1

                        CBL & ASSOCIATES PROPERTIES, INC.
                             Conference Call Outline
                               Fourth Quarter 1999
                                February 3, 2000
                                   10:00 a.m.



     Good morning, everyone. We appreciate your participation in today's call to discuss our results for 1999. Before we begin, I would like to have Kelly Sargent, our Director of Investor Relations, read our Safe Harbor disclosure.

     This conference call contains "forward-looking" statements within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. During our discussion today, references made to per share is based upon a fully diluted converted share. We direct you to the Company's various filings with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference therein, for a discussion of such risks and uncertainties.

     I would like to note that a transcript of John's comments will be filed as a form 8K later this morning and will be available upon request as well as available for replay on the Internet through a link on our website at www.cblproperties.com.

INCOME STATEMENT REVIEW

     1999 was an outstanding year for CBL. At 95.3%, we are reporting our highest ever total portfolio occupancy. We exceeded our anticipated performance and achieved our ninth consecutive quarter of double-digit growth in FFO per share.

     The 20.8% increase in FFO per share for the fourth quarter of 1999 over 1998 consisted of the following:

1. 31.3% was from the opening of four new shopping centers and from the acquisition of one mall, all of which occurred during the last twelve months.

2. 68.7% was from improved operations in our portfolio, or internal growth. This resulted primarily from improved rents, higher tenant recoveries, increased specialty rental income and higher returns on previously acquired properties, all resulting from our high occupancy levels. These high occupancy levels have been attained through our focus on leasing and managing our properties to maximize returns on our capital.

Other financial highlights were:

1. Income from operations increased 20% to $17.8 million in the quarter from $14.8 million in the prior-year period and for the year increased 30.6% to $67.5 million from $51.6 million a year ago.

2. In the fourth quarter, same-center NOI increased 6.7% over the prior-year period and increased 5.5% for the calendar year 1999 over 1998.

3. Our cost recovery ratio increased to 92.3% in the fourth quarter compared with 90.6% a year ago. For the year, the cost recovery ratio was up to 93.3% compared with 92.1% a year ago.

     Our FFO calculation remains one of the most conservative in the industry as we exclude outparcel sales from the calculation, due to the significant fluctuations which occur in the normal course of our business. The inclusion of outparcel sales would have a significant impact on year end results for 1999, increasing the earnings per share from $3.21 to $3.44 for the year. This permissible increase in FFO due to outparcels sales was $.23 in 1999 compared to $.12 in 1998. In the fourth quarter we recorded a $.03 per share tax provision due to gains from outparcel sales. Before consideration of outparcel sales, our dividend payout ratio for the year is 61%. Including outparcel sales, the payout ratio is 57%. We expect our payout ratio to continue to trend down during the year.

CAPITAL STRUCTURE
-----------------

     The details of our capital structure are listed in our release, so I will just touch on a couple areas. Yesterday, the Federal Reserve elected to raise short term interest rates by 25 basis points. Consistent with our policy, we have protected ourselves against interest rate risks on our variable rate debt. Variable rate debt at year end was $606 million with a weighted average interest rate of 6.85%. Through the execution of swap agreements, we have fixed the interest rates on $414 million of the variable rate debt on operating properties at a weighted average interest rate of 6.79%. An additional $150 million of interest rate caps leaves only $42 million of variable rate debt exposure, all of which is associated with construction properties.

     A good indication of the strength of our balance sheet is the fact that, excluding normal principal amortization, we have $243 million of debt maturities in the next two years of which approximately $100 million will be retired or refinanced within 180 days. Another measure is our EBITDA coverage ratio, which was 2.53 times interest expense in 1999 compared with 2.43 times interest expense in 1998.

CAPITAL EXPENDITURES
--------------------

     During 1999 we spent $9.6 million on revenue generating capital expenditures, $15.4 million on revenue neutral and $6.2 on revenue enhancing capital expenditures. The revenue neutral and revenue enhancing capital expenditures are primarily remodeling and renovation costs with the majority being recovered from tenants. During 1999 we continued our proactive strategy of renovating our properties, those renovations included Rivergate Mall and The Village at Rivergate in Nashville, College Square Mall in Morristown, TN, Governors Square in Clarksville, TN, Foothills Plaza in Maryville, TN and six other community centers. These expenditures are representative of our commitment to investing in our properties to drive sales and occupancy.

DEVELOPMENTS
------------

     In 1999, we developed and opened over 2 million square feet of new shopping center space. Our largest project this year was the grand opening of Arbor Place Mall in metropolitan Atlanta, which was held on October 13. Arbor Place represents the 30th mall in our portfolio and was one of the most successful mall openings to date. We project Arbor Place to post sales of approximately $300 per square foot in its first year. This project will yield 9.7% initially and 11% upon stabilization. The sizeable amount of traffic since opening and the retailers' response to store sales has validated our decision to develop in this Atlanta market. As many of you know, Upton's parent company announced that it would close its entire portfolio of stores, shortly prior to the Arbor Place grand opening. We are in final negotiations with a retailer to fill this location and expect that they will occupy the space by the first quarter of 2001, Upton's will continue to pay rent until the new tenant opens.

     In 1999, we also opened one associated center, The Landing at Arbor Place; three community centers, Fiddler's Run, Morganton, NC, Sand Lake Corners, Orlando, FL and Regal Cinemas, Jacksonville, FL; and three community center expansions. These properties represent a net investment of $168.4 million.

     We currently have 1.9 million square feet under construction, including one mall, The Lakes Mall in Muskegon, MI; one mall expansion in Asheville, NC; three community centers, Gunbarrel Pointe in Chattanooga, Chesterfield Crossing in Richmond, and Coastal Way Shopping Center in Spring Hill, FL; and two community center expansions, Sutton Plaza in Mt. Olive, NJ and Sand Lake Corners in Orlando, FL. These projects represent a total investment of approximately $123 million, of which $34.1 million has been invested through December 31, 1999. Construction loans are closed and in place for the remaining costs. Initial unleveraged yields on these centers are expected to range from 9% to 11% after management and development fees.

     Our development pipeline today includes two malls. The Mall of South Carolina in Myrtle Beach, is a joint venture with Burroughs & Chapin. We expect to begin construction this year with an opening to occur in 2002. Parkway Place in Huntsville, AL, was acquired late 1998, and this is a joint venture with Colonial Properties. Though construction for Parkway Place is subject to tax increment financing and other approvals, we anticipate commencement of construction this year, with a projected opening date in 2002.

ACQUISITIONS
------------

     Reflecting our focus on internal growth opportunities and new development, we acquired only one property in 1999, York Galleria in York, PA. Consistent with our strategy, this mall dominates the York trade area and has growth potential. We funded a sizable portion of this acquisition with the sale of four assets that displayed less potential for growth. We will continue to redeploy our capital and resources to higher growth opportunities.

     Currently we are pursuing dispositions of selected community centers in "one-off' transactions, but we have nothing specific to report to you at this time. The select disposition of assets continues to be a priority for us, but we will only do so if the transaction creates shareholder value.

     Acquisition opportunities remain available; however, we will continue to be selective and opportunistic. We will not purchase assets merely for "spread investing". Any project we purchase must have a value-added component.

IMPROVED OPERATIONS - INTERNAL GROWTH
-------------------------------------

     The strong internal growth generated in 1999 has been a function of an aggressive leasing program which has improved occupancy, as well as mall shop sales. As I mentioned earlier, we are reporting our highest total portfolio occupancy ever at 95.3%, compared with 94.8% one year ago. Community centers were the highest at 97.7%, but we were pleased with occupancy in the stabilized and new mall portfolio, which was a combined 93.6% at year end. Excluding Parkway Place, where we are not renewing expiring leases due to its redevelopment, and excluding Springdale Mall which we continue to reposition, total mall occupancy would have been 94.2%. Because of this high occupancy level, we feel we have the leverage to replace underperforming tenants with those that can generate higher sales and higher rents.

LEASING
-------

     We leased a total of 1.9 million square feet in 1999, with average renewal rents for the year up over the prior rent and percentage rent 15.5% in the malls, 8.9% in associated centers, and 11.3% in the community centers. Continued strength in renewal leasing will remain an important component of our internal growth as we release the square footage rolling over in our malls and community centers in 2000.

SALES
-----

     Retail sales in our malls as a whole continued to increase in the fourth quarter. Average sales for the year were $285 per square foot, up 5.0% on a comparable per square foot basis. Total mall sales volume for our portfolio increased 10.8% to $1.7 billion. Occupancy costs as a percentage of sales at our malls was 11.8% at December 31, 1999 compared to 11.1% at December 31, 1998.

THE STATE OF TENNESSEE FRANCHISE AND EXCISE TAX LAW
---------------------------------------------------

     In June 1999, the state of Tennessee enacted legislation that extends franchise and excise taxes to limited liability entities. Based upon our understanding of the current tax law, we estimate this legislation's maximum impact is approximately $.06 per share. We have joined the NAREIT task force that is working with legislators in Nashville to change this legislation as it pertains to REITs. The Tennessee legislature reconvened in January and a bill is expected to be submitted which will provide relief for REITS.

RETAIL OUTLOOK
--------------

     Retail sales were impressive in 1999, but a few retailers have not been able to compete in this market. Last week, Venator announced they would be closing 358 stores. CBL has been affected at 5 locations, three of which are at our malls in Nashville, totaling 9200 square feet. These three Nashville locations are located in high traffic areas, which should be released in the near term, though Venator will continue to pay rent. Also announced last week, Just For Feet will be closing their doors. We have three of their superstore locations in our portfolio. These are located on the periphery of Hamilton Place in Chattanooga and in two of our associated centers, Courtyard at Hickory Hollow and Village at Rivergate in Nashville. We feel there is upside potential at the Just for Feet locations.

E-COMMERCE
----------

     Over this past holiday season, e-commerce continued facing some major hurdles, distribution, shipping and returns of merchandise. Amazon.com and other well known e-tailers' experienced much publicized difficulties in filling orders this past holiday season. We concur with several analysts who believe that the Internet will become part of a multi-channel strategy on the part of retailers. Amazon.com's transformation from a no inventory business model to a dramatic build up of distribution centers is an example of the "pure-play" online retailer. Companies such as The Gap, Wal*Mart and other multi-channel retailers have a head start and can integrate the Internet as an additional distribution channel more easily than a "pure-play" Internet retailer.

     At CBL our Internet strategy is continuing to evolve. Our updated corporate web page, launched in December, has been well received, and we are updating the web pages for each of our malls. These upgrades are more customer-oriented and include a number of new features such as coupons and gift certificate sales. We are also adding a guest book to our mall web sites to allow us to communicate with our customers via e-mail. We will continually expand our presence on the Internet to reach our customers more directly and to drive sales and traffic into our malls.

     In addition, we are laying the groundwork for "wiring" our malls for high-speed Internet connectivity for our retailers as well as providing the ability to offer additional retail and entertainment offerings to the shopper. We are pleased that the press has finally recognized that the best opportunity for the Internet is in conjunction with a strong physical presence. We see the convergence of bricks and clicks working to our benefit.

OUTLOOK
-------

Our outlook remains positive for both our growth and the retail industry.

     |X| We will continue to integrate the Internet into all aspects of our business.

     |X| The dominance our malls enjoy in their specific market areas, will enable us to continue to enhance our FFO growth.

     |X| Our management team will continue to focus on other ways to increase revenues through traditional and non-traditional sources to maximize long-term shareholder value.

That concludes our conference call.  I would be glad to answer any questions.




                              Renewal Leasing for Second Quarter
                      Prior PSF
                    Rent & Percentage       New PSF      New PSF      % change    % change
                        Rent              Rent-Initial   Rent-Avg.     Initial     Average
                        ----              ------------   ---------     -------     -------

Malls                  $21.56            $24.23           $24.91        12.4%        15.5%

Associated Centers     $10.35           $ 11.10           $11.28         7.2%        8.9%

Community Centers       $8.44             $9.03           $9.39          7.0%       11.3%


              Total Leasing Compared to Tenants Vacating for the year

                     Leased       Avg. Rate    Vacated     Avg. Rate
                     ------       ---------    -------     ---------

Malls                718,694       $24.62       333,564     $21.42

Associated Centers    90,162       $11.40        22,096      $10.33

Community Centers    442,959       $ 9.48        97,587      $8.41

                               SIGNATURE





Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                      CBL & ASSOCIATES PROPERTIES, INC.

                                              /c/ John N. Foy
                                      ------------------------------------
                                                 John N. Foy
                                           Vice Chairman,
                                          Chief Financial Officer and
                                                  Treasurer
                                          (Authorized Officer of the
                                                  Registrant,
                                        Principal Financial Officer and
                                         Principal Accounting Officer)



Date:   February 3, 2000


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